Exhibit 5.1

Harney Westwood & Riegels LLP 4th Floor, South Quay Building 77 Marsh Wall London E14 9SH United Kingdom Tel: +44 20 3752 3600 Fax: +44 20 3752 3695

29 December 2021

BY EMAIL

rachel.graham@harneys.com

+44 203 752 3604

039181.0068

ReneSola Ltd.

3rd Floor, 850 Canal St

Stamford, CT 06902

United States

Dear Sir or Madam

ReneSola Ltd., Company No 1016246 (the Company)

We are lawyers qualified to practise in the British Virgin Islands and have been asked to provide this legal opinion to you with regard to the laws of the British Virgin Islands in relation to the Company’s preparation of a registration statement (the Registration Statement) on Form S-8 under the United States Securities Act of 1933, as amended (the Securities Act) registering a further 20,000,000 no par value shares of the Company (the Shares) issuable pursuant to the ReneSola Ltd. 2007 Share Incentive Plan (as amended) (the Plan) upon the exercise of share option agreements.

For the purposes of giving this opinion, we have examined the Documents (as defined in Schedule 1). We have not examined any other documents, official or corporate records or external or internal registers and have not undertaken or been instructed to undertake any further enquiry or due diligence in relation to the transaction which is the subject of this opinion.

In giving this opinion we have relied upon the assumptions set out in Schedule 2 which we have not verified.

Based solely upon the foregoing examinations and assumptions and having regard to legal considerations which we deem relevant, and subject to the qualifications set out in Schedule 3, we are of the opinion that under the laws of the British Virgin Islands:

1	Existence and Good Standing. The Company is a company duly incorporated with limited liability, and is validly existing and in good standing under the laws of the British Virgin Islands. The Company is a separate legal entity and is subject to suit in its own name.

2	Due Issuance. The Shares to be issued by the Company have been duly authorised and when issued sold and paid for in the manner described in the Plan and in accordance with the resolutions adopted by the board of directors of the Company (or any director or committee to whom the board of directors have delegated their powers with respect to administration of the Plan) and when appropriate entries have been made in the Register of Members of the Company, will be duly and validly issued, fully paid and non-assessable.

Harney Westwood & Riegels LLP is a limited liability partnership registered in England & Wales.

Reg. No. OC302285, VAT No. 795563084.

Bermuda legal services provided through an association with Zuill & Co.

GB:6034070_1

Anguilla | Bermuda | British Virgin Islands | Cayman Islands Cyprus | Hong Kong | London | Luxembourg | Montevideo São Paulo | Shanghai | Singapore | Vancouver harneys.com

3	Searches. No court proceedings pending against the Company are indicated by our searches of the British Virgin Islands High Court Registry referred to at paragraph 4 of Schedule 1.

On the basis of our searches of the British Virgin Islands Registry of Corporate Affairs and the British Virgin Islands High Court Registry referred to at paragraphs 3 and 4 of Schedule 1, no currently valid order or resolution for liquidation of the Company and no current notice of appointment of a receiver over the Company or any of its assets appears on the records maintained in respect of the Company at the Registry of Corporate Affairs.

This opinion is confined to the matters expressly opined on herein and given on the basis of the laws of the British Virgin Islands as they are in force and applied by the British Virgin Islands courts at the date of this opinion. We have made no investigation of, and express no opinion on, the laws of any other jurisdiction. We express no opinion as to matters of fact

This opinion is rendered for your benefit and the benefit of your legal counsel (in that capacity only) in connection with the filing of the Registration Statement. It may be disclosed to your successors and assigns only with our prior written consent. It may not be disclosed to or relied on by any other party or for any other purpose but we hereby consent to the filing of this opinion as an Exhibit to the Registration Statement.

Yours faithfully
/s/ Harney Westwood & Riegels LLP
Harney Westwood & Riegels LLP

Schedule 1

List of Documents and Records Examined

1	a copy of the Certificate of Incorporation and Memorandum and Articles of Association of the Company obtained from the Registry of Corporate Affairs on 30 September 2021, which our searches dated 29 December 2021 indicated were not subsequently amended;

2	the records and information certified by Harneys Corporate Services Limited, the registered agent of the Company, on 23 December 2021 of the statutory documents and records maintained by the Company at its registered office including a certified copy of the Register of Members of the Company (the Registered Agent’s Certificate);

3	the public records of the Company on file and available for inspection at the Registry of Corporate Affairs, Road Town, Tortola, British Virgin Islands on 29 December 2021;

4	the records of proceedings on file with, and available for inspection on 29 December 2021 at the High Court of Justice, British Virgin Islands;

5	a copy of the minutes of an annual meeting of the shareholders of the Company dated 10 December 2021 approving, inter alia, an amendment of the Plan so as to increase the number of reserved shares by 20,000,000 shares of no par value to 42,500,000 shares of no par value;

6	a copy of the unanimous written resolutions of the board of directors of the Company dated 22 December 2021 approving the filing of the Form S-8 and reservation for issuance of the Shares under the Plan (together with the resolutions referred to in 5 above, the Resolutions);

7	a copy of the Registration Statement; and

8	a copy of the Plan,

(1 to 6 above are the Corporate Documents); and

The Corporate Documents and the documents listed at 7 and 8 are collectively referred to in this opinion as the Documents.

Schedule 2

Assumptions

1	Authenticity of Documents. All original Documents are authentic, all signatures, initials and seals are genuine, all copies of Documents are true and correct copies and the Transaction Documents in every material respect to the latest of the same produced to us and, where the Transaction Documents been provided to us in successive drafts marked-up to indicate changes to such documents, all such changes have been so indicated.

2	Corporate Documents. All matters required by law to be recorded in the Corporate Documents are so recorded, and all corporate minutes, resolutions, certificates, documents and records which we have reviewed are accurate and complete, and all facts expressed in or implied thereby are accurate and complete, and the information recorded in the Registered Agent’s Certificate was accurate as at the date of the passing of the Resolutions.

3	Resolutions. The Resolutions remain in full force and effect, and the Resolutions are an accurate record of the relevant meeting and are factually accurate as to notice and quorum.

4	Unseen Documents. Save for the Documents provided to us there are no resolutions, agreements, documents or arrangements which materially affect, amend or vary the transactions envisaged in the Documents.

Schedule 3

Qualifications

1	Good Standing. To maintain the Company in good standing under the laws of the British Virgin Islands, annual licence fees must be paid to the Registrar of Corporate Affairs.

2	Economic Substance. We have undertaken no enquiry and express no view as to the compliance of the Company with the Economic Substance (Companies and Limited Partnerships) Act 2018.

5